Exhibit 99.2

CASCADE CORPORATION, #4303489

CASCADE CORPORATION - Q1 FY 2011 EARNINGS CONFERENCE CALL

June 7, 2010, 8:00 PM ET

Chairperson: Robert Warren (Mgmt.)

Operator:	Good afternoon, ladies and gentlemen. Welcome to the Cascade Corporation First Quarter Fiscal Year 2011 Earnings Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question-and-answer session. If any one should need assistance at any time during the conference, please press the star, followed by the zero. As a reminder, this conference is being recorded on Monday, June 7, 2010.

I would like to now turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

Robert Warren:	Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our Chief Operating Officer, and Joe Pointer, our Chief Financial Officer, are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We operate globally with about 1,700 employees working in 26 locations in 17 countries. We manufacture devices primarily for industrial trucks, most commonly called lift trucks or fork lifts. These products, which are used in nearly every industry worldwide that uses lift trucks, allow the lift truck to carry, position, and deposit various types of loads. A smaller portion of our products are for construction vehicles, such as tool carriers and skid steer loaders. Approximately 60% of our products are sold through retail dealers. The remaining products are sold directly to global manufacturers, names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Komatsu, Hefei, Ingersoll Rand, Caterpillar, and Nissan.

Joe will now provide you with an overview of the first quarter.

Joe Pointer:	Thank you, Bob. I’d like to remind everyone that during the course of this call we may make forward-looking statements. Participants are cautioned that these forward-looking statements, including statements about our anticipated revenues, costs, earnings, and cash flows are subject to a number of risks and uncertainties that could cause our actual future results to differ materially. Additional information regarding these risks and uncertainties is described in our reports on Forms 10K and 10Q and other filings with the Securities and Exchange Commission. We cannot provide any assurance that future results will meet expectations. In addition, historical information should not be considered an indicator of future performance. We disclaim any obligation to release any updates to any comments made on this call or reflect any changes in business conditions.

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As I walk you through our results, please note that our current fiscal year ends on January 31st, 2011. So when we refer to the first quarter of fiscal year 2011, we are actually referring to the first quarter that just ended April 30th, 2010. Also, all percentage comparisons to prior periods will exclude the impact of changes in foreign currencies.

Given the volatility of economic and lift truck markets over the past five quarters, we believe it is important to evaluate our performance and the state of the lift truck industry by reviewing sequential quarterly results in addition to year-over-year comparisons. Our press release highlights the significant year-over-year comparisons; my comments in the call will be more focused on the recent quarterly trends.

Net sales for the current quarter were $94 million, a 19% increase compared to the fourth quarter. This is in comparison to first quarter global lift truck shipments, which are up 5%, and lift truck orders, which were up 24% compared to the prior quarter. Both the China and Asia-Pacific regions had increases in lift truck industry shipments while all regions experienced increases in lift truck industry orders. These trends underscore that markets are improving and we are beginning to see some consistent trends.

We had net income for the first quarter of 5.7 million compared to a net loss of 14.4 million in the prior quarter. Fourth quarter results for the prior year include 12.1 million of restructuring costs, primarily as a result of shutting down production at our fork facility in Germany and $1.3 million environmental charge related to our Springfield, Ohio location. Excluding restructuring costs and the environmental charge, we would have incurred a net loss of $1 million in the fourth quarter of the prior year.

Our free cash flow for the current quarter was negative $523,000 compared to $7.5 million in the fourth quarter. This decrease was primarily due to higher accounts receivable in the current quarter as a result of increased sales. In addition, our inventory balances are leveling off somewhat as we begin to see upturns in production levels.

I would now like to spend a few minutes discussing our regional results.

North America sales increased 14% compared to the fourth quarter due to an increase in product shipments. Our gross profit percentage has increased from 28% in the fourth quarter to 30% in the first, primarily as a result of improved absorption of costs as a result of increased sales volumes during the current quarter. Operating income in North America increased to $5.6 million as compared to 1.4 million in the fourth quarter.

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Our sales in Europe increased 14% in comparison with the fourth quarter. The increase is due to higher sales volumes as a result of some improvements in economic conditions. Our European gross profit percentage increased as a result of our restructuring efforts, which included closing production facilities in Germany, the Netherlands and France, and a movement of certain production activities to Italy. While our European results had improved dramatically from the prior year in the fourth quarter, the operating loss for the quarter still fell short of our expectations due to some continuing effects of transitioning our operations after the restructuring activities. This included additional inventory reserves, higher freight costs and costs to transfer the warehousing and delivery of certain products in France and Germany through a third party provider. In addition, we are seeing continued pricing pressure on certain products. Bob will comment further on our European operations a bit later.

Asia-Pacific experienced a 31% increase in sales and a 2% increase in gross profit margins to 27%. This region has benefited significantly from increases in sales volumes and a weakening of the US dollar against local currencies, which has lowered the cost of their US sourced purchases. China sales increased 34% as compared to the fourth quarter. The change is due to increased sales volumes from the recovery of the Chinese economy and lift truck market.

On a consolidated level, our SG&A is down 4% from the fourth quarter. Our level of SG&A costs reflect a reduction in personnel costs and the cumulative effect of our continued efforts to maintain tight controls on discretionary spending. We believe our SG&A costs will remain in the current range over the near term future.

Regarding income taxes, our effective tax rate was 35% during the first quarter. This rate includes an additional tax expense of 555,000 related to changes in the deductibility of Medicare Part D subsidies expected to be received by the company related to prescription drug costs for retirees. The effect of this additional expense on our effective tax rate was about 5%.

Now, turning to the balance sheet — Our inventory balance as of April 30th, 2010 was $61 million, a $2.5 million decrease compared to January 31st, 2010. We continue to focus on lowering inventory quantities; although we don’t expect the level of decreases we experienced in fiscal 2010 with the increasing production levels. Our accounts receivable as of April 30th, 2010 increased $9 million compared to January 31st, 2010. Higher sales volumes during the current quarter accounted for the increase. We estimate capital expenditures to be $7 million for the remainder of fiscal 2011. We anticipate depreciation expense to remain at current levels for the rest of fiscal 2011.

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Now, I’d like to turn the call over to Bob for a discussion of the current market trends and some other general comments.

Robert Warren:	Thank you, Joe. I’d like to start with a brief overview of the lift truck market. Currently, the lift truck market is the only direct economic or industrial indicator we have available for our markets. While this does not correlate exactly on a quarterly basis with our business levels, it does give us some indication of trends over a six month to one year period.

On a sequential quarter basis, global lift truck shipment rates have increased 17% and global lift truck order rates increased 24%. We believe lift truck markets in general are showing signs of more steady recovery. On a market by market basis, I would expect North America and Asia-Pacific to continue with current levels of growth through the end of fiscal 2011. Europe has begun to recover at a slow pace; however, it is uncertain how the current debt crisis existing for several European Union countries will impact European economies or the lift truck market. China is currently showing strong growth. We believe future shipment levels will be down slightly from the growth experienced in the first quarter but still at very high levels compared to the prior year. I want to emphasize that our primary focus continues to be the improvement of our European operations. During the first quarter of fiscal 2011, we experienced our highest gross profit margin in Europe since fiscal 2009, as a result of our restructuring efforts. However, we are continuing our efforts to get Europe to be at a sustainable level of profitability by the end of the year. We still believe that over the long term our objective of sustained profitability in Europe will be met.

This concludes our prepared remarks. We are now ready to open the call to your questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time, I would like to begin the question-and-answer session. If you have a question, please press the star, followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star, followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. And as a reminder, if you’re using speaker equipment, please lift the handset before pressing the numbers. One moment, please, for our first question.

Our first question comes from the line of Arnie Ursaner from CJS Securities. Please go ahead.

Arnie Ursaner:	Sorry, I was on mute. Good afternoon.

Robert Warren:	Good afternoon, Arnie.

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Arnie Ursaner:	First question I have is, can you comment on how steel prices impacted your margins in the current quarter and how you expect them to impact them going forward given your — the cost of your current inventory?

Robert Warren:	As you know, we did have in our fork inventory, Arnie, a fair amount of steel which we are beginning to burn up. So, I don’t think in that we saw too much impact of steel increases in our plate steel, which we buy on a current basis. We have seen increases in plate steel but I’m not sure it has a significant impact on us yet.

Arnie Ursaner:	Okay. And it seems based on your numbers, you’re doing quite well, much better than the industry. You were up 19. I think you indicated the industry was up five. Who do you think you’re gaining share from and what do you attribute it to?

Robert Warren:	It’s hard to say, Arnie. You know, our estimated way of driving market share is really hard to look and see that we are actually market share. I know we’re not losing any. Certainly the Chinese quarter just blew the doors off. Our estimation that we would have somewhere in a similar number of trucks sold and shipped as we did in the fourth quarter, they were 40-45% over that, and that certainly contributed quite a bit to our position. I don’t think there was any change in market share that way in that market.

Arnie Ursaner:	More quick questions from me. What sort of capacity utilization did you operate at in the quarter?

Robert Warren:	We rarely calculate that but China was probably pressing up probably 85 easily; North America is still probably easily only about 70-75%; Europe was that or less.

Arnie Ursaner:	Which leads to my last question — You mentioned in your prepared remarks that you think SG&A should remain relatively constant with the current number, and we’ve done some math that would indicate materials are about half of your cost of goods sold and that you wouldn’t have to necessarily have a lot of plant and labor if you were to have incremental volume, is that the right way to think about your — I guess what I’m trying to get to in conclusion is, what sort of operating margin are we looking at for the balance of this year if these trends continue?

Robert Warren:	That’s — we did get good contribution with the additional sales we saw in North America and certainly in China. That’s going to mean as you saw our gross profit was given a good contribution, at least two points over the last one. I would tell you you’re going to continue to see some improvement if we still see continued improvement in North America. Asia is going to continue I think at the level they’ve been at, which is for Asia-Pacific region that’s historically excellent, and for China is extremely

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strong. I would guess that it’s going to be hard for the China economy to maintain this level of growth and might see some softening in the latter part of the year, but practically any additional volume in the European market would have a nice contribution.

Arnie Ursaner:	I have a few more but I’ll jump back in queue and ask them later. Thank you.

Robert Warren:	Thanks.

Operator:	Thank you. Our next question comes from the line of JB Groh with DA Davidson. Please go ahead.

JB Groh:	Good afternoon, guys and congratulations on some pretty nice looking numbers. My question is on the gross profit line, I mean I look back in my model and it’s been several years since you got a gross margin that high and I’m curious as to your thoughts on the sustainability of that. And how much of the benefit was maybe cheap steel or how should we think about it?

Robert Warren:	Okay, how long ago was it we had 29… You’ve probably looked better than I did the last time I’ve seen it.

JB Groh:	Third quarter of 2008.

Robert Warren:	Yes, that bounced up pretty nicely. I think that was a combination of some nice absorption, certainly with an increased business. We haven’t had a big impact of a swing in steel yet, and, you know, certainly the Chinese gross profit really drove a lot of that. That was just a huge jump in the Chinese numbers from their market. That helped tremendously as far as the consolidated number.

JB Groh:	And when I look back I think you were doing roughly 30% more in overall sales volume, so in that sense it’s very impressive. And I guess on the European side there was no restructuring charges in that $2.5 million loss, correct?

Robert Warren:	There was but only a small amount. I think it was about…

JB Groh:	It was $75,000…

Robert Warren:	It was 55,000. It still was a fair amount of, you know, up in the gross margin line in Europe some reserves and some other things that was about half of that loss.

JB Groh:	Okay. So roughly a million and a quarter of one-timers?

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Joe Pointer:	More or less.

Robert Warren:	More or less, yes.

Robert Warren:	We had some reserves in steel and we still have some forks that were produced at previous high European costs that are — happen to be sold at a loss that are still moving fewer inventory, some of the French forks and some English forks. But we’re certainly looking at ways to try to lower our cost of sales in Europe to try to get that in line.

JB Groh:	Okay, and I think last quarter you’d said that you’re looking to be sort of breakeven there for the year, is that still the case or?

Robert Warren:	With this quarter’s loss I think that’s going to be very tough, JB. I think we’re really looking now at how we’re going to be breakeven by the third and fourth quarter.

JB Groh:	Okay. All right, thank you very much.

Robert Warren:	Thank you.

Operator:	Thank you. Our next question comes from the line of Schon Williams with BB&T Capital. Please go ahead.

Schon Williams:	Hi, good afternoon.

Robert Warren:	Good afternoon.

Schon Williams:	Just wanted to clarify on China, you’re talking about the rate of growth slowing but not necessarily the total dollars and shipments in that region, is that right?

Robert Warren:	That’s what we’re looking at right now. Most of the forward-looking quarters at our Chinese operations, they see might be some softening in the latter part of the year from these levels, but this quarter was just screaming hot.

Schon Williams:	Okay. And can we talk about what you’ve maybe been seeing more recently in terms of in May? I mean have you seen any impact from kind of the volatility in market, you know, specifically maybe within Europe? I mean are you seeing any deceleration there from Q1 levels?

Robert Warren:	I was surprised actually at the order rate that came through — that, you know, it was sort of a basis of they seemed to be out of sync between their orders and their shipments in Europe, but their shipments based on the orders unless there’s water in their bookings are going to have to ship this quarter and we haven’t seen anything that would indicate that they aren’t

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going to have to ship their order rate in the second quarter. So, it’s coming off of an extremely low level. This would be a reasonable level for us to try to move towards breakeven in the third and fourth quarter, but any increase in this level would be helpful.

Schon Williams:	Okay.

Robert Warren:	Obviously, we also get impacted by some of our margins in Europe based on the yuan to euro rate, which as you’ve seen with the dollar — with the euro going down to the dollar, yuan goes down with the dollar and that creates a margin squeeze on our Chinese imported forks.

Schon Williams:	Okay. And then last question, the transfers out of China, looks like that picked up a good bit along with kind of overall volumes, would you expect that piece of the mix, the kind of intersegment sales, would that increase in terms of percentage of total sales out of that region? Would that increase in the next couple of quarters?

Robert Warren:	I think you’ve probably seen that in this quarter about the rate it’s going to be. We have approval in shipping direct for all of the OEM customers on our forks out of China now.

Schon Williams:	Okay. All right. Thanks, guys.

Robert Warren:	Thanks, Schon.

Operator:	Once again, ladies and gentlemen, if you have a question, please press the star, followed by the one on your pushbutton phone. As a reminder, if you are using speaker equipment, it will be necessary to lift the handset before making your selection.

And our next question comes from the line of James Bank with Sidoti & Company. Please go ahead.

James Bank:	Hi, good evening.

Joe Pointer:	Hey, James.

James Bank:	Joe, I’m sorry, you went through it pretty quickly. What were the unfavorable offsets in the European segment? I heard you mention freight costs, pricing pressure and there’s a couple of other items.

Joe Pointer:	Just give me a second here. We had some inventory reserves, higher freight costs and then we’re transitioning two of our fork warehouses in France and Germany to third party providers, so we’re just in the process of transitioning that now, so…

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James Bank:	So that’ll probably continue to go away. I mean what there would you really say took you by most surprise? Because I guess — I think two months ago we were a little bit more optimistic in terms of getting to breakeven a little bit faster in the European segment, it looks like this quarter might, as I’m hearing you correctly, might have been a bit more of setback than where you’d like to be, so I’m just wondering what really happened here this quarter that might have surprised you a bit, one maybe more so than the other?

Robert Warren:	I would say we’re making good progress on our transition at Verona but we’re still struggling on some of our fork margins.

James Bank:	Okay.

Joe Pointer:	Yes, I think the pricing pressure in certain products, as Bob mentioned, is probably the thing that’s, the biggest lingering thing.

James Bank:	Okay. Now, with those — are those the forks that are coming from Verona?

Joe Pointer:	No, it’s really all forks.

James Bank:	Okay.

Joe Pointer:	The pricing pressure is on all forks.

Robert Warren:	Yes, pricing pressure’s on all forks. Certainly our cost basis of our Chinese forks are better than our European produced forks, so.

James Bank:	Okay. Foreign currency in Asia-Pacific, Joe, if you could just help me understand how that might continue to play out for the rest of the year? I mean I know that’s a difficult question to ask because of where the...

Joe Pointer:	A critical question to ask…

James Bank:	… American dollar’s going. Yes, I know. But that just seemed to be a bit of an eye-popper, I just wanted to know what we could expect maybe in the quarters ahead?

Robert Warren:	Hard to say. The Korean and Japanese market were — given their economies were remarkably strong. Australia actually who was delayed about six months last year, and they’re going into recession, are conversely slow coming out of it, so they’re actually lagging. It appears that we’re going to continue with at these rates and profitabilities. We have nothing that would expect any sharp shock to their profitability or order rates.

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James Bank:	Okay. Let’s see… Everything else had been asked. Thank you very much. Thanks for your time.

Robert Warren:	Thank you.

Operator:	Thank you. Our next question is a follow-up question from the line of Arnie Ursaner from CGS Securities. Please go ahead.

Robert Warren:	Hi, Arnie.

Arnie Ursaner:	A couple of follow-ups if I can. Joe, you had talked about $10 million of additional working capital you thought you could take out of the business, with the strength, are you backing away from that assumption given the need to build some inventory?

Joe Pointer:	Yes, did we make reference to that last quarter?

Robert Warren:	I think we might have in the last two quarters. We have talked about what we would like to take out of our working capital. It does appear that that’s going to be quite difficult with the [unintelligible].

Arnie Ursaner:	It’s a good problem to have.

Joe Pointer:	Yes, it would really take out about a quarter of that with the inventory but as I’d said I think the pace on that’s going to slow down.

Arnie Ursaner:	Okay. And work week hours and restoring compensation were — are you back to the point where you are starting to restore comp and give us a feel for kind of work hours? You’ve been working 30 hour or less work weeks in North America, where are we now and have you been restoring some prior comps that had been taken away?

Robert Warren:	We’re pretty much, as far as work hours, we’re pretty much up to full shifts now. Some of the plants actually are helping out with some of the upswing in Asia for one-time orders. As far as pay, we’ve pretty much restored everybody’s, certainly the executive team got restored on their, we took a 10% voluntary cut for fiscal 2010. That was restored by the board this last meeting. And then there was a, we restored for the first time a cost of living increase on all US employees for the first time in two years starting in May. The individual advancements [ph] awards for people who are working out through certain grades was also restored.

Arnie Ursaner:	Just to be clear though, you did indicate your SG&A would remain at the current range for the near term. Given the increases in executive comp, where are the offsets?

Robert Warren:	Well, for one would be the euro’s value.

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Arnie Ursaner:	Okay.

Robert Warren:	The European operation is still under a pay freeze as they work towards profitability.

Arnie Ursaner:	And just to clarify, Bob, my understanding all along was that you were targeting a breakeven in Europe by year-end, if I look at the losses in Q1 and the one-time items that seem to affect it, they may continue another quarter, but to the extent you’re profitable in Q3 and Q4, wouldn’t we still be talking about roughly a $23 million earnings swing in the course of the year?

Robert Warren:	I would like to think that if we get to breakeven in the next two quarters, we would be looking at a $20 million swing.

Arnie Ursaner:	So you’re basing — you’re hoping to get to breakeven for the quarters in Q3 and Q4, not to enough profitability to be breakeven for the year. Is that what you’re trying to hit?

Robert Warren:	And I’m having to back away from what my statement was that if we could break even for the year and now I’m just trying to break even for the last two quarters, Arnie.

Arnie Ursaner:	Okay. And how is currency impacting the actual running of your business in Europe, are you trying to bring more product in from the US? What, if any changes, are you making in running the business given the euro at sub-1.20.

Robert Warren:	As far as bringing their currency going down against the dollar and the yuan has actually increased their cost, so the US based product they were getting some during this transition or some products that we actually make here and supply to them, such as our rotators and [inaudible] and some special products that are pretty much focused on North America, like push/pulls. That product cost has actually gone up. The European sourcing of OEM forks that are base product, that cost has gone up 18% in the last quarter.

Arnie Ursaner:	Okay. And I’m sorry just to beat on this one more time to be completely clear. I know you gave us the factors that were somewhat non-recurring in the quarter in Europe, but of the loss that you had how much of the — can you perhaps just quantify one more time how much of the 2.5 million are these various one-time costs? And more importantly, when do you see those costs being reduced?

Robert Warren:	Joe, what did we just work out?

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Joe Pointer:	I think it was about a little over $1 million worth of kind of ones isolated that we could identify. I’d put about 1.5 million and then I guess the goal is to kind of work those out of the system in the second quarter getting into the third and fourth.

Arnie Ursaner:	So they would continue in Q2 but hopefully be up [ph] by Q3 and Q4?

Robert Warren:	That’s — we’re very confident we can still get there, Arnie.

Arnie Ursaner:	Okay. Thank you.

Robert Warren:	Thanks.

Operator:	Thank you. Ladies and gentlemen, if there are any remaining questions at this time, please press star one on your pushbutton phone. One moment please.

And Mr. Warren, I am showing there are no further questions at this time.

Robert Warren:	Thank you. Again, thanks so much for your time and participation today. We appreciate your interest in Cascade. Please don’t hesitate to call if we can be of any assistance.

Operator:	Ladies and gentlemen, this concludes the Cascade Corporation first quarter earnings conference call. If you’d like to listen to a replay of today’s conference call, you may dial 800-406-7325 and enter the access number of 4303489 in North America. International callers, please dial 303-590-3030. Thank you for your participation. You may now disconnect.

END

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